Exhibit 99.1

March 25, 2014

MagneGas Corporation Enters Into Definitive Agreements for Financing of $5 Million in Gross Proceeds

TAMPA, Fla., March 25, 2014 /PRNewswire/ -- MagneGas Corporation ("MagneGas" of the "Company") (NASDAQ: MNGA) today announced that it has entered into definitive agreements with an institutional investor for a financing of $5 million in gross proceeds. Under the terms of the agreements and pursuant to an effective shelf registration statement, MagneGas will issue 2,000,000 shares of its common stock and Series C Convertible Preferred Stock convertible into 1,448,276 shares of common stock. The per share purchase price for the common stock and the conversion price of the preferred stock is $1.45, resulting in gross proceeds of $5 million. The transaction also provides for the issuance by the Company of unregistered warrants to purchase up to 1,724,138 shares of common stock of the Company with an initial exercise price of $2.15.

The offering is expected to close on or about Friday, March 28, 2014, subject to the satisfaction of customary closing conditions. A more complete description of the terms and conditions of the financing will be available in the Form 8-K to be filed on the closing date by the Company with the Securities and Exchange Commission (the "SEC").

Northland Capital Markets is serving as the exclusive placement agent on the transaction.

MagneGas plans to use the proceeds from the transaction for general corporate purposes, including working capital and potential acquisitions.

The common stock and preferred stock described above is being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-188661) previously filed and declared effective by the SEC on May 28, 2013. A prospectus supplement related to the offering will be filed with the SEC. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Pursuant to a registration rights agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon exercise of the warrants

Copies of the final prospectus supplement and accompanying base prospectus may be obtained at the SEC's website at www.sec.gov or by contacting Ted Warner at Northland

Capital Markets, 45 South Seventh Street, Suite 2000, Minneapolis, MN 55402, by calling 612-851-4906, or by emailing twarner@northlandcapitalmarkets.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

About MagneGas Corporation

Founded in 2007, Tampa-based MagneGas Corporation (NASDAQ: MNGA) is the producer of MagneGasTM, a natural gas alternative and metal working fuel that can be made from certain industrial, municipal, agricultural and military liquid wastes following the receipt of appropriate governmental permits.

The Company's patented Plasma Arc Flow process gasifies liquid waste, creating a clean burning hydrogen based fuel that is essentially interchangeable with natural gas. MagneGas can be used for metal working, cooking, heating, powering bi fuel automobiles and more. For more information on MagneGas, please visit the Company's website at www.MagneGas.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using new antifreeze, vegetable oil and ethylene glycol to produce fuel until proper permits to process used liquid waste have been obtained.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SOURCE MagneGas Corporation